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Free Writing Prospectus dated August 7, 2023
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated August 4, 2023
Registration Statement No. 333-271425



August 2023 Roadshow Presentation

Nature Wood Group Limited

Free Writing Prospectus Statement

This free writing prospectus relates to the proposed public offering of American depositary shares ("ADSs") of Nature Wood Group Limited ("we", "us", or "our") and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1948294/000149315223026740/formf-1a.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Orientiert XYZ Securities Limited by projectp@orientiertsec.com, Room 3301, Tower One Lippo Centre, No.89 Queensway, Admiralty, Hong Kong, or contact Nature Wood Group Limited via email: sales@nature-wood.com

Forward Looking Statements

This presentation contains forward-looking statements that reflect our current expectations and views of future events. These forward-looking statements relate to events that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by these statements.

You can identify some of these forward-looking statements by words or phrases such as "may," "will," "could," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "propose," "potential," "continue" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The forward-looking statements relate to, among other things: our goals and strategies; our business and operating strategies and plans for the development of existing and new businesses, ability to implement such strategies and plans and expected time; our future business development, financial condition and results of operations; expected changes in our revenues, costs or expenditures; our dividend policy; our expectations regarding demand for and market acceptance of our products and services; our expectations regarding our relationships with our clients, business partners and third-parties; the trends in, expected growth in and market size of the automobile sourcing industry, and the electric vehicle industry in China; our ability to maintain and enhance our market position; our ability to continue to develop new technologies and/or upgrade our existing technologies; developments in, or changes to, laws, regulations, governmental policies, incentives and taxation affecting our operations; relevant governmental policies and regulations relating to our businesses and industry; competitive environment, competitive landscape and potential competitor behavior in our industry; overall industry outlook in our industry; our ability to attract, train and retain executives and other employees; our proposed use of proceeds from this offering; the development of the global financial and capital markets; fluctuations in inflation, interest rates and exchange rates; general business, political, social and economic conditions in China and the overseas markets we have business; the future development of the COVID-19 pandemic and its impact on our business and industry; and assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations and our actual results could be materially different from our expectations. You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our business and any forward-looking statements.

Statistical data referenced in this presentation may also include projections based on a number of assumptions. The Chinese automotive sourcing industry and the Chinese electric vehicle industry and its power solutions market may not grow at the rate projected by market data, or at all. Failure of these markets to grow at the projected rate may have a material and adverse effect on our business and the market price of the ordinary shares. In addition, the rapidly evolving nature of the Chinese automotive sourcing industry, and the Chinese electric vehicle industry and its power solutions market results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements in this presentation are made based on events and information as of the date of this presentation. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this presentation and the documents that we refer to herein with the understanding that our actual future results or performance may materially differ from what we expect.

Offering Summary

Issuer	• Nature Wood Group Limited
Listing Venue	• Nasdaq Capital Market (Stock Symbol: "NWGL")
Offering Type	• Initial Public Offering
ADSs Offered	• 915,000 ADSs, each ADS represents 8 ordinary shares, par value $0.001 per share • Over-allotment option: 15%
Price Range	• $9.00 - $11.00 per ADS
Lock-up	• 180 days for all of our Directors, officers, shareholders and holders of our convertible bonds and share options
Use of Proceeds	• 50% for acquisition of concession rights and forest-related business • 35% for acquisition of factories in Europe or South America and development of new products • 15% for working capital and other general corporate purposes
Joint Bookrunners	• Orientiert XYZ Securities Limited • Prime Number Capital LLC

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Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

CONTENTS



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1.

Company Overview

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Mission

Our mission is to promote **a zero-carbon lifestyle** to our customers by implementing **sustainable forest management** and providing **eco-friendly and high-quality wood products** to our customers.





Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

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Global Leading Vertically-integrated Forestry Company

Up-stream forest management and harvesting

- Rich Forest Resources
- FSC-certified Operations
- Experienced Management Team

Down-stream wood-processing and distribution

- Wide Variety of Wood Products
- Sales Network Across the Globe
- ODM Services

615,333 hectares	112,600 hectares	6,000 m^3	1,560 m^3
Concession Rights of Forests in Peru (1)	Forest Management for Local Forest Owners in Peru (1)	Monthly Log Processing Capacity	Monthly Export Volume

Note:

1. As of June 30, 2023

There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Global Leading Vertically-integrated Forestry Company (Cont'd)

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Peru

No. 1
decking product supplier (1)

No. 2
wood products export supplier (1)

No. 2
wood products export supplier (FSC) (1)



France

No. 1
Oak export supplier (2)

No. 2
hardwood export supplier (2)



Note:

1. *According to the Frost & Sullivan Report, a report commissioned by us, in terms of export value in 2021*
2. *According to the Frost & Sullivan Report, a report commissioned by us, in terms of export volume in 2021*

Overview of FSC Certification

Environmental Benefits

Protect the intact of forests and conserve the biodiversity of forest ecosystems

Economic Benefits

1. Enhances the export competitive advantage of forest products
2. Improve the credibility of the company's products in the international market and bring economic benefits to the company



Environmental
Economic
Social
FSC

Social Benefits

Build and develop local communities

Forest Management

FSC Forest Certification is a certification system promoted by the Forest Stewardship Council

FSC-certified forests are managed to strict **environmental, social and economic standards**. There are **ten principles** that any forest operation must adhere to before it can receive FSC forest management certification

As of April 2023, the global FSC forest certification area reached **195 million hectares, covering 89 countries** around the world (1)

Chain of Custody

The FSC chain of custody (CoC) is the path taken by products from the forest, or in the case of recycled materials from the moment when the material is reclaimed, to the point where the product is sold with an FSC claim and/or it is finished and FSC labelled

FSC CoC certification facilitates the **transparent flow of goods** made from such materials through the supply chain

As of April 2023, there are **54,231 FSC chain-of-custody certified enterprises** (1)

Note:

1. According to the Frost & Sullivan Report, a report commissioned by us

There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Overview of Global Forestry Carbon Sink Business Market

Forestry Carbon Sink: Forestry carbon sink refers to the process, activity or mechanism of using the carbon storage function of forests to absorb and fix carbon dioxide in the atmosphere by implementing afforestation and reforestation, strengthening forest management, reducing deforestation, protecting and restoring forest vegetation, etc., and combining it with carbon sink trading in accordance with relevant rules

Carbon Trade: Carbon trade is the buying and selling of credits that permit a company or other entity to emit a certain amount of carbon dioxide or other greenhouse gases. The carbon credits and the carbon trade are authorized by governments with the goal of gradually reducing overall carbon emissions and mitigating their contribution to climate change

Average Value for Major Region Allowance Prices for Carbon Emissions, USD per metric ton of CO2 (1)

CAGR	2017-2022	2022-2026E
US	14.7%	27.4%
EU	69.0%	30.2%



US
EU
0
20
40
60
80
100
120
140
160
180
200
220
240
260
14.3
6.3
17.1
14.9
26.9
16.8
26.8
17.0
57.9
22.0
87.3
28.5
129.2
36.7
174.4
47.2
209.3
59.9
251.2
74.9
2017
2018
2019
2020
2021
2022
2023E
2024E
2025E
2026E

Global Verra VCU Issuances, by million VCU (2)



2021-2026E CAGR: 22.6%
2017-2021 CAGR: 61.4%
43.5
49.6
118.8
140.6
295.1
354.1
432.0
531.4
653.6
817.0
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E

Global Voluntary Carbon Offset Market Transaction Size, by USD Million (2)



2021-2026E CAGR: 76.4%
2017-2021 CAGR: 92.0%
146.0
296.0
320.0
520.0
1,985.0
4,962.5
9,925.0
17,368.8
26,053.1
33,869.1
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E

Note:

1. *According to California Cap-and-Trade Program and European Union Emissions Trading System, the Frost & Sullivan Report, a report commissioned by us*
2. *According to Verra, the Frost & Sullivan Report, a report commissioned by us*

There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Key Milestones

June 2016

Mr. Hok Pan Se became our principal shareholder and pursued his vision of developing our Group into a vertically-integrated forestry company

2016

We commenced our FSC business operations in 2016, when Grupo Maderero Amaz S.A.C., a subsidiary of our Group, first obtained FSC Chain of Custody (CoC) certification and began to sell FSC-certified products

January 2017

We acquired our first wood processing facility in Peru, expanded our product category and started selling decking

June 2020

We acquired a second wood processing facility in Peru with equipment and hardware located in the largest distribution area of wood products in Peru

November 2020

We commenced the production and export of essential oils to our customers

February 2023

We entered into a memorandum of understanding with the government of Longnan City, the PRC in relation to the possible strategic cooperation of carbon asset development

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Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss



2.

Business Overview

Our Products

We sell a broad line of products, including **logs, decking, flooring, sawn timber, recycled charcoal, synthesized charcoal, machine-made charcoal and essential oils**



Logs

- **Thickness (mm):** 200+
- **Size:** 200+ x 2,000+
- **Usage:** Furniture/door frame/pillar

Decking

- **Thickness (mm):** 19/20/21
- **Size:** 60 – 145 x 800 – 6,100
- **Usage:** Decking/cladding





Flooring

- **Thickness (mm):** 18/19/20/21
- **Size:** 50 – 160 x 300 – 1,530
- **Usage:** Flooring

Sawn Timber

- **Thickness (mm):** Random thickness
- **Size:** Random width and length
- **Usage:** Furniture/door frame



Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Logging, Manufacturing and Sales Model



We own two facilities in Peru
- Monthly log processing capacity: **6,000 m³**
- Monthly export volume: up to **65 containers** (~**1,560 m³**)

Our forests | Strategic cooperative forests
↓
FSC forest management/ carbon sink collaboration
↓
Harvesting of live wood
↓
Sawing/air-drying
↓
Kiln drying
↓
Planing
↓
Delivery

Our forests and strategic cooperative forests
We harvest timber from our own forests. In addition, we also cooperate with other local forest owners in two ways: a) purchase live wood; and b) carry out strategic cooperation

FSC forest management/carbon sink collaboration
We implement FSC forest management and/or carry out carbon sink projects in a) our own forests; b) live woods purchased by our Group; and c) our strategic cooperative forests

Harvesting of live wood
For live woods, we are responsible for providing forest exploration, road building and maintenance, harvesting and forest operations

Sawing/air-drying
Some of the logs will be delivered to customers after harvesting, and others will be processed into semi-finished air-dried planks in our factories. We also procure semi-finished air-dried planks from third party suppliers

Kiln drying
The semi-finished air-dried planks for the manufacturing of flooring and decking will go through the drying process

Planing
The kiln-dried planks will then be planed

Delivery
Our wood products are delivered to our customers either by shipping or road transportation

Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Direct Purchase, Auction and Sales Model



Timber auctions in France
Local forest owners in France
Harvesting
Direct purchase
Sales of logs

Timber auctions in France
We purchase live wood through timber auctions in France. Before we attend a timber auction, we would perform an internal assessment of the forests (including the quality of the timber and the suitability of the timber for producing wine barrels) that are up for auction

Local forest owners in France
We perform internal assessment and planning on the forests owned by local forest owners in France and we source logs from them

Harvesting
We engage professional harvesting companies to identify areas of auctioned timber or forests that are ready for harvesting

Direct purchase
We also purchase logs directly from local forest owners in France

Sales of logs
Some of the logs will be sold to processors in China, and others will be sold in France for producing wine barrels. Our logs are delivered to our customers either by shipping or road transportation

Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

ODM Model

Step
Pre-order process
↓
Product design
↓
Processing

Pre-order process
We confirm the purchase orders with customers on product specifications, such as the size, thickness and water resistance, moisture content and intended use

Product design
After the order is confirmed, we produce a design of the flooring or decking product based on our customers' specifications

Processing
We place orders with our ODM partners which are responsible for manufacturing the wood products. Apart from product design, we are also responsible for providing advice on FSC-related issues, testing, promotion and others. Our wood products are shipped to our customers

For the years ended December 31, 2022, 2021 and 2020, approximately 18.4%, 18.2%, and 20.8% of our revenue from our products was generated from our ODM business.

Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss



3.

Investment Highlights

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Investment Highlights

- **Large, sustainable and high-quality forest resources base**
- **Sustainable, socially responsible and environmentally friendly FSC-certified forest management system**
- **Our vertically-integrated business model enables us to achieve operational efficiency and better quality control**
- **Light-asset FSC business operations**
- **Experienced management team with extensive industry knowledge**

Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Large, Sustainable and High-quality Forest Resources Base

The Largest

We are the largest wood products export supplier in Peru in 2021 in terms of forests area [1]

- gross area of approximately 615,333 hectares [2]
- accounted for 3.6% of privately owned forests in Peru [3]
- existing remaining ownership terms ranging from 3 to 20 years
- each of the concession rights is renewable for a total term of 20 years

Valuable hardwood timber for high value markets

Cumaru (Dipteryx spp.)



- producing flooring, decking and other construction materials
- approximately 13.67% of our Forests [1]

Estoraque (Myroxylon Balsamum)



- producing flooring and furniture
- approximately 1.66% of our Forests [1]

Note:
1. *According to the Frost & Sullivan Report, a report commissioned by us*
2. *As of June 30, 2023*
3. *According to the Frost & Sullivan Report, a report commissioned by us, as of December 31, 2020*

There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss



One of the few

forestry companies that have successfully implemented FSC-certified operations [(1)]

Key members of our FSC forest management team has an average of

over 8 years

of experience in FSC forest management





5 subsidiaries

of our Group have obtained FSC CoC certifications

Sustainable, Socially Responsible and Environmentally Friendly FSC-certified Forest Management System

With the growing public concern about environmental protection, consumers are more willing to pay a **5% to 15% premium to buy "green" products** that are certified by reputable accreditation bodies or ecolabel organizations [(2)]

Our revenue generated from the sales of FSC-certified products


CAGR +74.0%
$11.2 million
FY2022
$9.9 million
FY2021
$3.7 million
FY2020

Note:

1. *According to the Frost & Sullivan Report, a report commissioned by us, operations including forest management, harvesting and manufacturing of wood products*
2. *According to the Frost & Sullivan Report, a report commissioned by us*

There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Our Vertically-integrated Business Model Enables Us to Achieve Operational Efficiency and Better Quality Control

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- **Our own harvesting business** — Secure a stable supply of logs and lower the overall operation cost
- **Our involvement in the design and development** — Secure continuing orders from customers
- **Our own quality control system** — Improves operational efficiency and maintain high quality of our products
- **Our own sales network** — Enhance our ability to be more responsive to changes in client preferences

One of the few

We believe that we are one of the few forestry companies that are vertically-integrated from purchasing timber, harvesting, manufacturing to distribution.



Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Light-asset FSC Business Operations


Signing strategic cooperation agreement and purchasing live wood from local forest owners in Peru for harvesting and managing the forest on our own


Implementing FSC forest management and obtaining FSC certification for these forests

112,600 hectares

forest management for local forest owners in Peru [1], and in negotiation with more local forest owners for FSC forest management collaboration

Expand our forest resources without substantial capital expenditure

Increase the profitability of our products

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Note:

1. As of June 30, 2023

There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Experienced Management Team with Extensive Industry Knowledge



Mr. Hok Pan Se

*Director,
Chairman of the Board*

- 20+ years of experience in the flooring products industry
- The Most Influential Figures in the 15-Year Development of China's Flooring Industry (2010)
- 2015 Top Ten Persons of the Year in China's Timber and Wood Products Industry
- 2016 World Flooring Industry Business Summit Outstanding Entrepreneur
- 2016 Elected Person for China Home Furnishing Industry Hall of Fame
- 2016 Person of the China Economic News
- Top Ten People in China's Home Furnishing Industry in 2017
- Director and Chairman of Nature Home Holding Company Limited
- Member of the Standing Committee of the Gansu Provincial Committee of the CPPCC
- One of the Draftsmen for the National Standard for Solid Wood Flooring in China
- Vice-chairman of Flooring Committee of China Timber Circulation Association
- Member of the China Association for Quality Inspection
- Member of the China Timber Standardization Technical Committee
- Honorary President of Macau General Association of Real Estate
- Vice President of The Industry and Commerce Association of Macau
- Adjunct Professor at Nanjing Forestry University



Mr. Zhihua Liang

Director, Senior Consultant

- "Foshan Dacheng Entrepreneur" in 2019
- "Outstanding Entrepreneur" in Gaogang District of Taizhou in 2017
- Former General Manager of human resources and the production department of the Nature Home Group



Mr. Jianjun Zeng

Chief Executive Officer

- 10 years of strategic management experience in multinational groups and 16 years of experience in wood industry
- Former General Manager of the commercial and resilient floor center at Nature Home (China) Co., Ltd

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*Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss*

Experienced Management Team with Extensive Industry Knowledge (Cont'd)



Mr. Kam Pang Chim

Chief Financial Officer

- 10+ years of experience in finance performance control, multi-location finance team management and fundraising
- Former Chief Financial Officer in OTC trade public company in the U.S. and a then HK listed company



Mr. Heung Ming Henry Wong

Independent Director Nominee

- 29 years of experience in finance, accounting, internal controls and corporate governance in the United States, Singapore, China and Hong Kong
- Independent director of E-Home Household Service Holding Ltd. (Nasdaq: EJH), Ostin Technology Group Co., Ltd. (Nasdaq: OST), and TD Holdings, Inc. (Nasdaq: GLG)
- Independent non-executive director of Sansheng Holdings (Group) Co. Ltd (HKSE: 2183), Raffles Interiors Limited (HKSE: 1376), and Helens International Holdings Company Limited (HKSE: 9896)



Mr. Mu Xu

Independent Director Nominee

- Legal counsel in ZLF Law Office
- Graduated from Liaoning University in 2015 with a Bachelor of Law degree
- Obtained a Master of Law degree from Washington University in 2016
- Obtained Juris Doctor degree from the University of California, Davis in 2019



Dr. Kin Shing Charles Lau

Independent Director Nominee

- Chartered accountant with 35+ years of corporate management experiences from multi-national firms
- Independent non-executive director of Zibuyu Group Limited (HKSE: 2420) and KOS International Holdings Limited (HKSE: 8042)
- Independent director of Lingyi Itech (Guangdong) Company (SZSE: 2600)

Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Experienced Management Team with Extensive Industry Knowledge (Cont'd)



Mr. Shwe Sai

General Manager (Peru)

- General Manager (Peru) of Group's subsidiary, Maderera Industrial Isabelita S.A.C.
- 40 years of experience in the wood industry, and has extensive experience in wood processing and forestry planning and management in Peru
- Former general manager of Myanmar New Hong Kong Yubao Industry and Trade Co., Ltd



Mr. Richard Elvis Reategui Guzman

Head of Forest Engineer

- Head of Forest Engineer of Group's subsidiary, Maderera Industrial Isabelita S.A.C.
- 19+ years of experience in forestry, possessing in-depth knowledge on forest development processes, forestry certificates and production
- Obtained the title of forestry engineer and published scientific articles in the library of the Peruvian Amazonian Institute



Mr. Ka Wai Se

Head of Sales Department

- Head of Sales Department of Group's subsidiary, Swift Top Capital Resources Limited
- Former employee of Adfaith Management Consulting Inc
- Obtained a Master of Research degree in computational methods in ecology and evolution from Imperial College London in 2016



Mr. Patrick Orain

Head of Procurement

- Head of Procurement of Group's subsidiary, Parquet Nature (France) S.A.R.L.
- 30+ years experience in trading woods and exporting wood products
- The third generation in his family to engage in the trading of wood

Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss



4.

Growth Strategies

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Our Growth Strategies

To become a leading player in the wood industry and provide sustainable and high-quality wood products at an affordable price to our customers

Acquisitions of concession rights

We are seeking opportunities to acquire concession rights of high-quality forests in Peru and Gabon to expand our concession rights reserve.



Proposed trading of carbon credits

We intend to capture the significant growth in the carbon market by taking the advantage of our own concession rights reserves and professional FSC forest management team.

Selectively pursue strategic cooperation with local forest owners in South American countries

We have been in negotiation with some forest owners in Peru regarding a possible FSC forest management collaboration.



Further optimize product offering and increase our market share

We intend to source logs of new timber species and develop new products and increase our customer base by adding additional retail channels.

Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss



5.

Financial Highlights

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Strong Revenues Growth [1]

Revenue Breakdown

Million USD, % of revenue

■ Logs ■ Flooring ■ Decking ■ Sawn timber


37.5
1.6
6.6
12.9
16.4
4.2%
17.5%
34.4%
43.9%
YOY +27.2%
47.7
2.6
12.0
11.9
21.1
5.4%
25.2%
25.0%
44.4%
YOY +16.1%
55.3
1.7
13.8
12.0
27.8
3.2%
24.9%
21.7%
50.2%
2020
2021
2022

Sales of FSC-certified Products

Million USD, % of revenue


CAGR +74.0%
3.7
10.0%
9.9
20.7%
11.2
20.3%
2020
2021
2022

Revenue by Location

% of revenue	2020	2021	2022
China	68.3%	67.9%	68.4%
Europe	20.2%	26.8%	27.6%
South America	9.7%	4.8%	2.8%
North America	0.5%	0.4%	0.1%
Southeast Asia	1.3%	0.1%	1.1%
Total	**100.0%**	**100.0%**	**100.0%**

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Note:
1. Past performance is not indicative of future results
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Stable Operating Expenses

Total Operating Expenses

Million USD, % of revenue


Selling and distribution expenses
Administrative expenses
27.8%
26.6%
24.7%
YOY +21.7%
YOY +7.6%
10.4
12.7
13.7
3.2
7.2
3.3
9.3
5.0
8.6
2020
2021
2022

Selling and distribution expenses

Million USD, % of revenue


YOY +29.6%
YOY -7.6%
7.2
9.3
8.6
19.2%
19.6%
15.6%
2020
2021
2022

Administrative expenses

Million USD, % of revenue


YOY +4.2%
YOY +50.0%
3.2
3.3
5.0
8.6%
7.0%
9.1%
2020
2021
2022

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Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Increased Profitability

Gross Profits

Million USD, (yellow oval) *gross profit margin %*

■ Logs ■ Flooring ■ Decking ■ Sawn timber



26.8%
34.4%
36.0%
YOY +63.4%
YOY +21.4%
10.0
0.1
1.2
1.7
7.0
8.5%
18.6%
13.2%
42.5%
16.4
0.7
4.1
1.8
9.8
29.0%
34.0%
15.2%
46.2%
19.9
0.1
5.2
1.6
13.0
4.4%
37.7%
13.4%
46.9%
2020
2021
2022

Net Income

Million USD, (yellow oval) *net profit margin %*



2.8%
8.6%
YOY +258.7%
-1.2
1.3
4.8
2020
2021
2022

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Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss



Appendix 1

Consolidated Financials

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Historical Financials

Selected Income Statement Items:	For the years ended December 31		
	2020	2021	2022
	USD	USD	USD
Revenue	37,501,069	47,684,127	55,339,277
Cost of revenue	(27,457,202)	(31,272,086)	(35,423,411)
Gross profits	**10,043,867**	**16,412,041**	**19,915,866**
Net foreign exchange losses	(495,698)	(1,515,866)	(958,564)
Other income, net	1,462,690	1,625,523	1,823,162
Selling and distribution expenses	(7,211,573)	(9,342,690)	(8,632,192)
Administrative expenses	(3,213,556)	(3,347,182)	(5,020,733)
Finance income	388	892	11,573
Finance costs	(1,621,259)	(1,872,175)	(1,928,292)
Profit (loss) before income tax	**(1,035,141)**	**1,960,543**	**5,210,820**
Income tax expenses	(147,514)	(628,253)	(431,925)
Profit for the year	**(1,182,655)**	**1,332,290**	**4,778,895**
Other comprehensive loss	233,247	(174,231)	(314,831)
Total comprehensive income for the year	**(949,408)**	**1,158,059**	**4,464,064**

NATU

Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Historical Financials (Cont'd)

Selected Balance Sheet Items:	As of December 31	
	2021	2022
	USD	USD
ASSETS		
Non-current assets		
Property, plant and equipment, net	8,110,755	8,570,748
Right-of-use assets, net	274,098	157,068
Intangible assets, net	19,899,170	19,305,457
Prepayments	1,104,242	1,110,595
Total non-current assets	**29,388,265**	**29,143,868**
Current assets		
Inventories	10,951,513	13,127,730
Prepayments	11,462,722	11,153,330
Trade and other receivables, net	7,962,794	8,552,732
Prepaid income tax	247,841	383,099
Restricted bank deposits	641,028	603,341
Cash and bank balances	3,545,458	5,082,587
Total current assets	**34,811,356**	**38,902,819**
Total assets	**64,199,621**	**68,046,687**

NATU

Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Historical Financials (Cont'd)

Selected Balance Sheet Items:	As of December 31	
	2021	2022
	USD	USD
LIABILITIES AND EQUITY		
Current liabilities		
Trade and other payables	(6,802,444)	(7,732,211)
Contract liabilities	(1,423,461)	(815,455)
Bank borrowings	(14,335,344)	(12,000,062)
Amounts due to an ultimate beneficial shareholder	(4,393,067)	(4,531,760)
Lease liabilities	(109,523)	(107,945)
Convertible bonds	-	(12,210,327)
Income tax payable	(319,622)	(167,653)
Total current liabilities	**(27,383,461)**	**(37,565,413)**
Non-current liabilities		
Bank borrowings	(1,404,679)	(836,532)
Amount due to an ultimate beneficial shareholder	(14,992,981)	(17,087,553)
Lease liabilities	(182,628)	(65,513)
Convertible bonds	(12,208,260)	-
Total non-current liabilities	**(28,788,548)**	**(17,989,598)**
Total liabilities	**(56,172,009)**	**(55,555,011)**

NATU

Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Historical Financials (Cont'd)

Selected Balance Sheet Items:	As of December 31	
	2021	2022
	USD	USD
Capital and reserves		
Share capital	(105,263)	(105,263)
Capital reserves	(12,891,887)	(12,891,887)
Accumulated comprehensive losses	4,969,538	505,474
Total equity	**(8,027,612)**	**(12,491,676)**
Total liabilities and equity	**(64,199,621)**	**(68,046,687)**

NATU

Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Historical Financials (Cont'd)

Selected Cash Flow Statement Items:	For the years ended December 31		
	2020	2021	2022
	USD	USD	USD
Net cash generated from (used in) operating activities	**(2,600,306)**	**3,251,499**	**5,871,162**
Net cash used in investing activities	**(3,135,627)**	**(2,482,105)**	**(1,429,012)**
Net cash (used in) from financing activities	**5,883,067**	**395,174**	**(2,544,981)**
Net increase in cash and cash equivalents	147,134	1,164,568	1,897,169
Cash and bank balances at beginning of year	3,684,604	3,554,117	3,545,458
Effect of foreign exchange rate changes	(277,621)	(1,173,227)	(360,040)
Cash and bank balances at end of year	**3,554,117**	**3,545,458**	**5,082,587**

NATU

Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss



Appendix 2

Offering Summary

NATU

Corporate Structure



Easy Bliss Limited (BVI)
86.25%
Linking Stars Limited (BVI)
4.00%
More Choice Global Limited (BVI)
4.75%
Ample Support Developments Ltd (BVI)
5.00%
NATURE WOOD GROUP LIMITED (BVI)
100.00%
100.00%
Nature Flooring (Europe) Company Limited (BVI)
Peru Forestry Management Co., Limited (HK)
100.00%
SWIFT Top Capital Resources Limited (HK)
99.00%
1.00%
100.00%
96.67%
3.33%
Parquet Nature (France) S.A.R.L. (France)
Foshan City Linjia Technology Company Limited (PRC)
Choi Chon Investment Company Limited (Macau)
100.00%
Peru Forestry Investments Co., Limited (HK)
Peruvian Forestry Investments Co., Limited (HK)
Double Castle Holdings Limited (HK)
Jumbo Sources Holdings Limited (HK)
One Talent Enterprises Limited (HK)
Allied Kingdom Enterprises Limited (HK)
Golden Vast Development Limited (HK)
Stars Max Development Limited (HK)
99.00%
1.00%
South American Wood S.A.C. (Peru)
Grupo Maderero Amaz S.A.C. (Peru)
Zhang Hermanos S.A.C. (Peru)
E & T Forestal S.A.C. (Peru)
Nuevo San Martin S.A.C. (Peru)
Sepahua Tropical Forest S.A.C. (Peru)
Maderera Industrial Isabelita S.A.C. (Peru)
Latinoamerican Forest S.A.C. (Peru)
99.00%
1.00%
Saavedra Forest S.A.C. (Peru)
Inversiones H.S.T. S.A.C. (Peru)
Forestal Tuesta S.A.C. (Peru)
AGRO FOREST A&J S.A.C. (Peru)
99.999%
0.001%
SANRA INVERSIONES S.A.C. (Peru)

NATU

Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Use of Proceeds

We plan to use the net proceeds of this offering as follows:

50% — **Acquisition of concession rights and forest-related business**



35% — **Acquisition of factories in Europe or South America and development of new products**



15% — **Working capital and other general corporate purposes**



Note:
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss



Appendix 3

Industry Overview

Global Forestry and Logging Market

Global Production of Log Market, by million CUM [1]


Other Reigions
Latin America
Europe
3,850.5
3,883.0
4,014.1
3,963.1
3,912.0
3,951.3
4,000.5
4,049.8
4,096.7
4,143.4
4,188.1
765.4
773.7
831.9
816.1
803.7
819.8
837.8
855.4
872.5
889.9
906.8
505.5
516.7
527.8
510.0
509.0
511.6
515.7
519.8
523.4
527.1
530.3
2,579.5
2,592.6
2,654.4
2,637.0
2,599.3
2,620.0
2,647.0
2,674.6
2,700.8
2,726.4
2,751.0
2016
2017
2018
2019
2020
2021E
2022E
2023E
2024E
2025E
2026E

CAGR	2016-2020	2020-2026E
Global Production	**0.4%**	**1.1%**
Europe	1.2%	2.0%
Latin America	0.2%	0.7%

Market Growth Drivers



Some countries have high demand for wood due to historical and cultural reasons



High downstream demand for wood products

NATU

Note:
1. According to Food and Agriculture Organization of the United Nations, the Frost & Sullivan Report, a report commissioned by us
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Global Forestry Processing and By-products Market

Global Wood Processing Manufacturing Model

Value-added By Design

- **OBM** requires plate processing enterprises to register their own trademarks, develop markets, and create their own brands. The trademark marks a big step from "using the brand" to "creating the brand"
- **ODM** means that the panel processing company A designs and produces the product according to the specifications of company B. An ODM manufacturer has its own developed technology and design, and even molded products
- **OEM** is a cooperative production method in which the original company (brand company) commissions a contract for product development and manufacturing, using the original company's trademark and sold or operated by the original company

Market Growth Drivers

- Growth of the global construction market
- The popularity of high-quality custom furniture

Global Production of Wood Charcoal Market, by thousand MT [(1)]



2020-2026E CAGR: 1.4%
2016-2020 CAGR: 1.2%
50,757.4
51,596.8
53,158.6
53,627.7
53,141.6
53,967.8
54,772.4
55,573.0
56,349.6
57,120.7
57,864.7
2016
2017
2018
2019
2020
2021E
2022E
2023E
2024E
2025E
2026E

Note:
1. According to Food and Agriculture Organization of the United Nations, the Frost & Sullivan Report, a report commissioned by us
There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Global Log Trade Industry

Global Import of log by Value, by million USD [1]

CAGR	2016-2020	2020-2026E
Global Production	**-1.9%**	**5.6%**
Europe	-0.4%	6.4%
Asia	-2.5%	5.4%


16,548.0
545.8
4,030.8
11,971.4
18,252.9
582.8
4,039.7
13,630.4
20,202.8
691.4
4,933.0
14,578.4
17,548.3
667.1
4,325.9
12,555.3
15,348.3
588.5
3,962.6
10,797.2
17,232.8
614.1
4,459.1
12,159.6
18,027.2
636.0
4,708.8
12,682.4
18,822.6
657.1
4,963.1
13,202.4
19,629.5
677.8
5,221.2
13,730.5
20,460.3
698.3
5,482.2
14,279.7
21,286.1
718.4
5,745.4
14,822.4
2016 2017 2018 2019 2020 2021E 2022E 2023E 2024E 2025E 2026E
Asia
Europe
Other Reigions

China Consumption of Log, by million CUM [1]

CAGR	2016-2020	2020-2026E
Consumption of Log	**0.9%**	**1.2%**


383.3
382.9
402.8
400.8
396.7
402.7
408.3
413.6
418.6
422.8
427.0
2016 2017 2018 2019 2020 2021E 2022E 2023E 2024E 2025E 2026E

NATU

Note:

1. According to Food and Agriculture Organization of the United Nations, the Frost & Sullivan Report, a report commissioned by us

There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

Competitive Landscape

Leading Oak Export Suppliers in France [(1)]
m³, 2021


NATU 43,500
A Company 16,000
B Company 13,600
C Company 9,425
D Company 8,852

Leading Hardwood Export Suppliers in France [(1)]
m³, 2021


E Company 66,500
NATU 53,900
A Company 20,000
F Company 17,500
D Company 9,000

Leading Wood Products Export Suppliers in Peru [(2)] USD Thousand, 2021


G Company 17,501
NATU 16,532
H Company 14,718
I Company 7,146
J Company 6,688

Leading Wood Products Export Suppliers in Peru (FSC) [(2)] USD Thousand, 2021


H Company 7,671
NATU 7,379
K Company 4,143
I Company 1,141
J Company 682

Leading wood products export suppliers to France in Peru (FSC) [(2)] USD Thousand, 2021


NATU 3,571
K Company 541
H Company 466
J Company 389
I Company 234

Leading decking products export suppliers in Peru [(2)] USD Thousand, 2021


NATU 7,446
I Company 6,673
H Company 6,567
G Company 3,877
J Company 3,503

Note:
1. *According to the Frost & Sullivan Report, a report commissioned by us*
2. *According to Peruvian Customs, the Frost & Sullivan Report, a report commissioned by us*

There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss

NATU

NATU



August 2023 Roadshow Presentation

Thank you!

Orientiert XYZ Securities Limited
projectp@orientiertsec.com
Room 3301, Tower One Lippo Centre, No.89 Queensway, Admiralty, Hong Kong

Nature Wood Group Limited
sales@nature-wood.com
Avenida da Amizade no. 1287, Chong Fok Centro Comercial, 13 E, Macau S.A.R